Exhibit 99.1

C&D TECHNOLOGIES, INC.
    ----------------------------------------------------------------------------

                                                         1400 Union Meeting Road
                                                         Blue Bell, PA 19422
                                                         Phone: 215-619-2700

Shareholder Contacts:
Ian J. Harvie of C&D: 215-619-7835
Joseph Crivelli of Gregory FCA, for C&D: 610-642-8253

                C&D TECHNOLOGIES ANNOUNCES THIRD QUARTER RESULTS

Blue Bell, PA--December 6, 2007--C&D Technologies, Inc. (NYSE: CHP), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications and industrial applications, today announced financial results for the fiscal 2008 third quarter ended October 31, 2007.

Results for the quarter and all comparative financial data included herein reflects the presentation of both the Power Electronics Division ("PED") and Motive Power Division ("Motive") as discontinued operations. With these changes C&D's continuing operations are now solely comprised of results from Standby Power.

For the quarter, the Company reported a consolidated net loss of $9.3 million or $0.36 per diluted share, compared to a net loss of $17.8 million or $0.70 per diluted share in the prior year's third quarter. Net loss from continuing operations was $7.0 million or $0.27 per diluted share during the quarter, compared to $0.3 million or $0.01 per diluted share in the third quarter of fiscal 2007. Net loss from discontinued operations was $2.3 million or $0.09 per diluted share, compared to a net loss of $17.6 million or $0.69 per share in the third quarter of fiscal 2007.

Revenues were $91.3 million, an increase of 29.3% compared to $70.6 million in the prior year's third quarter and up approximately 10% from $82.8 million in our second quarter.

Dr. Jeffrey A. Graves, President and CEO said, "The fiscal third quarter saw the culmination of a number of important strategic actions and milestones. We sold our Power Electronics Division to Murata Manufacturing of Japan, we reached agreement to sell certain assets of the Motive Power Division to Crown Battery which will result in our exit from that business early in our fourth quarter, we made additional progress in our cost-cutting efforts, and most importantly, we completed the restructuring of all material customer contracts to include lead escalation clauses. With continued execution of our cost reduction initiatives, the flow through of our pricing actions, and the recent moderation of lead prices we look forward to returning C&D Technologies to profitability early in the next fiscal year. We are now laser-focused on the growing standby power market, where we have distinct competitive advantages including a strong brand, leading market share, loyal customers, and a reputation for innovation and product quality. We exit the third quarter with an improved balance sheet, strong revenue momentum in all of our key end markets, and significant cost reduction opportunities available to us in the Standby Power business. With these factors now aligned, we are very excited about the year ahead."

With record revenues of $91.3 million in the third quarter, the Standby Power division posted its fourth consecutive sequential revenue increase. In addition, book-to-bill ratios have been greater than 1.0 in 6 of the past 7 quarters, including the quarter just ended, supporting continuing revenue momentum. Revenue growth is being driven by enterprise data center construction, expansion of the cable TV fiber-to-the-home infrastructure, and strength in the utility end markets accompanying renewed investment in the electrical transmission network in North America. While sales to the telecommunications industry have been sluggish for most of this fiscal year, recent FCC regulations mandating eight (8) hours of battery backup time for data carriers are expected to drive incremental demand from telecommunications customers in future quarters.

Standby Power's operating loss of $4.4 million was driven by increasing raw material prices, primarily lead, which reached record highs during the quarter, but has since softened significantly, as well as increased general and administrative cost allocations principally resulting from the divestiture of the Power Electronics and Motive Power divisions. In addition, one-time costs including severance and plant closure costs totaled $1.8 million during the quarter. Excluding these one-time costs, the operating loss would have been $2.6 million.

Dr. Graves concluded, "We continue to work hard from both a pricing and cost reduction perspective to accommodate the extreme volatility in lead costs. This quarter, lead costs net of hedging and pricing actions reduced profitability by over $10 million on a pretax basis compared to last year's third quarter. We expect to recover most, if not all of these unrecovered lead costs as our pricing actions catch up to this lead escalation during our fourth quarter and into the first quarter of next fiscal year. In addition, our cost reduction initiatives continue to track on or ahead of our previously communicated targets, even with the sale of our Motive Power unit which was previously included in our cost reduction estimates. We remain on track to deliver over $15 million of savings this year, and an incremental $15 million next year for a total of $30 million on an annualized basis. Importantly, with the completion of our recent divestiture activities, we have identified and taken actions in November to offset the reallocation of SG&A expenses to Standby Power which were potentially stranded following these divestitures, through further organizational changes, headcount eliminations and other incremental cost savings programs over and above our previously announced cost reduction initiative. Taken in total, the combined effects of our pricing actions, our cost reduction initiatives, and the launch of significant new products, which began as we exited the quarter, we look forward to continued improvements in our financial performance in the fourth quarter of this year, and an exciting year of growth and profitability in the new year to come."

Conference call:
C&D management will host a conference call to discuss these financial results on December 7, 2007 at 10 a.m. Eastern Standard Time. Those parties interested in participating in the conference call via telephone should dial 706-679-4521 and enter conference ID number 26919267. A telephone replay of the conference call will begin immediately following the call and will be available through December 21, 2007 at midnight Eastern Standard Time. To access the rebroadcast, please dial 800-642-1687 (706-645-9291 for international callers) and enter code 26919267. A webcast of the conference call will also be available at http://www.cdtechno.com.

About C&D Technologies:
C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS) as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:
This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management's current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the company's Securities and Exchange Commission filings (including without limitation the company's annual report on Form 10-K for the fiscal year ended January 31, 2007, or the quarterly and current reports filed on Form 10-Q and Form 8-K thereafter), could cause the company's actual results to differ materially from those expressed in any forward-looking statements made herein.

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except par value)
                                   (UNAUDITED)

                                                                               Three months ended             Nine months ended
                                                                                  October 31,                     October 31,
                                                                               2007          2006            2007            2006
                                                                            -------------------------------------------------------
NET SALES                                                                   $ 91,253       $ 70,589       $ 251,586       $ 210,457
COST OF SALES                                                                 85,403         59,276         222,939         175,670
                                                                            -------------------------------------------------------
GROSS PROFIT                                                                   5,850         11,313          28,647          34,787

OPERATING EXPENSES:
Selling, general and administrative expenses                                   8,563          7,187          25,820          23,981
Research and development expenses                                              1,725          1,432           4,949           4,883
Gain on sale of Shanghai, China plant                                             --             --         (15,162)             --
                                                                            -------------------------------------------------------
OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS                            (4,438)         2,694          13,040           5,923
                                                                            -------------------------------------------------------
Interest expense, net                                                          1,880          2,574           6,190           8,050
Other (income) expense, net                                                   (1,181)           258          (2,120)            975
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
AND MINORITY INTEREST                                                       -------------------------------------------------------
                                                                              (5,137)          (138)          8,970          (3,102)
                                                                            -------------------------------------------------------
Income tax provision (benefit) from continuing operations                      2,186            163           1,281            (502)
                                                                            -------------------------------------------------------
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST             (7,323)          (301)          7,689          (2,600)
Minority interest                                                               (330)           (56)          3,672            (371)
                                                                            -------------------------------------------------------
(LOSS) INCOME FROM CONTINUING OPERATIONS                                      (6,993)          (245)          4,017          (2,229)
LOSS FROM DISCONTINUED OPERATIONS BEFORE INCOME TAXES                         (4,167)       (17,158)        (10,564)        (22,707)
INCOME TAX (BENEFIT) PROVISION FROM DISCONTINUED OPERATIONS                   (1,862)           412           1,703           3,502
                                                                            -------------------------------------------------------
LOSS FROM DISCONTINUED OPERATIONS                                             (2,305)       (17,570)        (12,267)        (26,209)
                                                                            -------------------------------------------------------
NET LOSS                                                                    $ (9,298)      $(17,815)      $  (8,250)      $ (28,438)
                                                                            =======================================================
Income (loss) per share:
Basic:
                                                                            -------------------------------------------------------
Net (loss) income from continuing operations                                $  (0.27)      $  (0.01)      $    0.16       $   (0.09)
                                                                            -------------------------------------------------------
Net (loss) income from discontinued operations                              $  (0.09)      $  (0.69)      $   (0.48)      $   (1.02)
                                                                            -------------------------------------------------------
Net (loss) Income                                                           $  (0.36)      $  (0.70)      $   (0.32)      $   (1.11)
                                                                            -------------------------------------------------------
Diluted:
                                                                            -------------------------------------------------------
Net (loss) income from continuing operations                                $  (0.27)      $  (0.01)      $    0.16       $   (0.09)
                                                                            -------------------------------------------------------
Net (loss) income from discontinued operations                              $  (0.09)      $  (0.69)      $   (0.48)      $   (1.02)
                                                                            -------------------------------------------------------
Net (loss) income                                                           $  (0.36)      $  (0.70)      $   (0.32)      $   (1.11)
                                                                            -------------------------------------------------------
Dividends per share                                                         $     --       $     --       $      --       $ 0.01375
                                                                            -------------------------------------------------------

      Certain classifications to these statements have been reflected for the presentation of the Power Electronics Division and Motive Power Division as discontinued operations as well as the change in method of accounting for inventories.

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (Dollars in thousands, except par value)
                                   (UNAUDITED)

                                                                                      October 31,    January 31,
                                                                                         2007           2007
----------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                          $  31,631       $   5,384
   Accounts receivable, less allowance for doubtful accounts
      of $1,102 and $1,203                                                               67,765          55,397
   Inventories                                                                           71,452          53,172
   Deferred income taxes                                                                    196             134
   Prepaid taxes                                                                          1,775           2,634
   Other current assets                                                                   1,103           6,121
   Assets held for sale                                                                   4,198         132,442
----------------------------------------------------------------------------------------------------------------
      Total current assets                                                              178,120         255,284

Property, plant and equipment, net                                                       78,994          80,896
Deferred income taxes                                                                       642             531
Intangible and other assets, net                                                         16,320          15,543
Goodwill                                                                                 59,800          59,733
----------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                                    $ 333,876       $ 411,987
----------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term debt                                                                    $   5,472       $   1,286
   Accounts payable                                                                      52,447          40,282
   Book overdrafts                                                                           70           2,310
   Accrued liabilities                                                                   17,320          13,708
   Other current liabilities                                                              8,941          28,983
   Liabilities held for sale                                                                 --          36,532
----------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                          84,250         123,101

Deferred income taxes                                                                    10,387           9,155
Long-term debt                                                                          124,101         147,925
Other liabilities                                                                        31,728          28,591
----------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                 250,466         308,772
----------------------------------------------------------------------------------------------------------------

Minority interest                                                                        11,674           7,548
----------------------------------------------------------------------------------------------------------------

Stockholders' equity:
      Common stock, $.01 par value, 75,000,000 shares authorized; 29,081,110 and
      29,040,960 shares issued; 25,666,477 and 25,649,424
      shares outstanding, respectively                                                      291             290
      Additional paid-in capital                                                         74,867          74,188
      Treasury stock, at cost, 3,414,633 and 3,391,536 shares, respectively             (47,244)        (47,110)
      Accumulated other comprehensive loss                                              (31,783)        (13,952)
      Retained earnings                                                                  75,605          82,251
----------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                               71,736          95,667
----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $ 333,876       $ 411,987
----------------------------------------------------------------------------------------------------------------

      Certain classifications to these statements have been reflected for the presentation of the Power Electronics Division and Motive Power Division as discontinued operations as well as the change in method of accounting for inventories.

                     C&D TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (Dollars in thousands, except par value)
                                   (UNAUDITED)

                                                                                                     Nine months ended
                                                                                                        October 31,
                                                                                                    2007           2006
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
      Net loss                                                                                    $ (8,250)      $(28,438)
      Net loss from discontinued operations                                                        (12,267)       (26,209)
      Net income (loss) from continuing operations                                                   4,017         (2,229)
   Adjustments to reconcile net income (loss) from continuing operations to net cash used in continuing operating activities:
   Minority interest                                                                                 3,672           (371)
   Share-based compensation                                                                            444            197
   Depreciation and amortization                                                                     8,315          9,023
   Amortization of debt acquisition costs                                                            1,208            889
   Annual retainer to Board of Directors paid by the issuance of common stock                          236            224
   Deferred income taxes                                                                               628            877
   Gain on disposal of assets                                                                      (15,295)           (29)
   Changes in assets and liabilities:
      Accounts receivable                                                                          (14,127)        (7,563)
      Inventories                                                                                  (18,146)           567
      Other current assets                                                                             702           (509)
      Accounts payable                                                                               9,977         (1,966)
      Accrued liabilities                                                                            3,762          2,869
      Income taxes                                                                                   1,792           (510)
      Other current liabilities                                                                        864          2,015
      Funds provided to discontinued operations                                                    (22,170)       (21,380)
      Other long-term assets                                                                           232             (5)
      Other long-term liabilities                                                                    4,410           (544)
      Other, net                                                                                    (2,356)           349
---------------------------------------------------------------------------------------------------------------------------
      Net cash used in continuing operating activities                                             (31,835)       (18,096)
      Net cash (used in) provided by discontinued operating activities                              (1,249)         4,963
---------------------------------------------------------------------------------------------------------------------------
        Net cash used in operating activities                                                      (33,084)       (13,133)
---------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Proceeds from the divestiture of businesses                                                      85,700             --
   Acquisition of property, plant and equipment                                                     (7,071)       (15,446)
   Proceeds from disposal of property, plant and equipment                                           2,248             38
---------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) continuing investing activities                                80,877        (15,408)
      Net cash used in discontinued investing activities                                              (298)        (4,091)
---------------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities                                           80,579        (19,499)
---------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Repayment of debt, net                                                                          (24,123)            --
   Proceeds from new borrowings                                                                      3,993         18,844
   (Decrease) increase in book overdrafts                                                           (2,241)         3,063
   Financing cost of long term debt                                                                   (459)          (701)
   Proceeds from exercise of stock options                                                              --          1,210
   Purchase of treasury stock                                                                         (134)          (122)
   Common stock dividends paid                                                                          --           (352)
---------------------------------------------------------------------------------------------------------------------------
      Net cash (used in) provided by continuing financing activities                               (22,964)        21,942
      Net cash used in discontinued financing activities                                            (5,212)          (780)
---------------------------------------------------------------------------------------------------------------------------
      Net cash (used in) provided by financing activities                                          (28,176)        21,162
---------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                           169            316
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents from continuing operations                         26,247        (11,246)
Cash and cash equivalents, beginning of period                                                       5,384         17,439
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                                          $ 31,631       $  6,193
---------------------------------------------------------------------------------------------------------------------------

      Certain classifications to these statements have been reflected for the presentation of the Power Electronics Division and Motive Power Division as discontinued operations as well as the change in method of accounting for inventories.